                                                                    Exhibit 11.1

Coventry Health Care, Inc.
Computation of Net Earnings Per Share
(in thousands, except for per share amounts)

                                         Quarter ended September 30, 1999
                                        -------------------------------------
                                         Net Income    Shares     Per Share
                                        (Numerator) (Denominator)  Amount
                                        -------------------------------------
Basic EPS                                $10,970      59,102      $0.19
Effect of Dilutive Securities
        Options and warrants                             517
        Convertible preferred stocks                   1,717
        Convertible notes                              2,993
                                        -------------------------------------
Diluted EPS                              $10,970      64,329      $0.17
                                        -------------------------------------

                                        Quarter ended September 30, 1998
                                      -------------------------------------
                                       Net Income    Shares     Per Share
                                      (Numerator) (Denominator)  Amount
                                      -------------------------------------
Basic EPS                                $5,068     58,785     $0.09
Effect of Dilutive Securities:
           Options and warrants                        114
                                      -------------------------------------
Diluted EPS                              $5,068     58,899     $0.09

                                      Nine months ended September 30, 1999
                                     ----------------------------------------
                                      Net Income       Shares      Per Share
                                      (Numerator)   (Denominator)   Amount
                                     ----------------------------------------
Basic EPS                                 $28,420      58,972     $0.48
Effect of Dilutive Securities
        Options and warrants                              663
        Convertible preferred stocks                      605
        Convertible notes                               4,035
        Interest on convertible notes         848
                                     ----------------------------------------
Diluted EPS                               $29,268      64,275     $0.46
                                     ----------------------------------------

                                       Nine months ended September 30, 1998
                                     ------------------------------------------
                                        Net Loss       Shares      Per Share
                                       (Numerator)  (Denominator)   Amount
                                     ------------------------------------------
Basic EPS                               ($17,981)       50,242    ($0.36)



                                       1